Exhibit 99.2

For Immediate Release

Contact: Donna Shaults
Enesco Group, Inc.
630-875-5464
dshaults@enesco.com

ENESCO AND TINICUM CAPITAL PARTNERS ANNOUNCE COMPLETION OF ASSET SALE

ITASCA, Ill. – February 15, 2007 –Enesco Group, Inc. (“Enesco”), a global leader in the giftware, and home and garden décor industries, and EGI Acquisition, LLC (to be known as “Enesco, LLC”), an affiliate of Tinicum Capital Partners II, L.P. (“Tinicum”), a private investment partnership, today announced the completion of the purchase by EGI of substantially all of the assets of Enesco and the assumption of certain of Enesco’s unsecured liabilities. Completion of the purchase followed a hearing earlier in the day at which the United States Bankruptcy Court overseeing Enesco’s Chapter 11 case approved the transaction.

The purchase price for Enesco’s business, operations and assets included Enesco, LLC’s forgiveness of all amounts due under Enesco’s senior secured debtor-in-possession financing facility and certain other obligations owed to Tinicum and its affiliates, the assumption of certain of Enesco’s liabilities, and the establishment of a $700,000 wind-down fund for Enesco’s use in its Chapter 11 bankruptcy case.

“This day marks the beginning of a new day and a new era for Enesco,” commented Basil Elliott, President and CEO of Enesco, LLC. “On behalf of all our employees around the globe, we are very excited to begin a new chapter in our history, one that focuses on growing our business and our brands profitably, while providing our retail customers the quality service they demand. We are confident that with our new partnership with Tinicum and with our dedicated employees, we are poised for growth and will once again become the leader within the giftware industry.”

Terence M. O’Toole, co-managing partner of Tinicum added, “We are very pleased that we have completed this transaction. We share Enesco’s vision of growth and look forward to working with the management team to unlock the full potential of this business. We are excited to realize the vision that Tinicum and Enesco have for both the future of the business and the gift industry. We are confident that together we will create a higher standard for best-quality products, design excellence and superior customer service.”

Enesco intends to file a plan of liquidation with the Bankruptcy Court in the near future, which will provide for the payment of Enesco’s bankruptcy-related expenses, the distribution of any residual funds to remaining creditors and dissolution of the former entity. Enesco does not anticipate that there will be any distribution to its shareholders.

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About Enesco, LLC.

Enesco, LLC is a global leader in the giftware, and home and garden décor industries. Serving approximately 44,000 customers worldwide, Enesco distributes products to a wide variety of specialty card and gift retailers, home décor boutiques, as well as mass-market chains and direct mail retailers. With subsidiaries in the United Kingdom, France and Canada, Enesco serves markets operating in Europe, the Americas Canada, Australia and Asia. Enesco’s product lines include some of the world’s most recognizable brands, including Heartwood Creek® by Jim Shore, Foundations®, Pooh & Friends®, Walt Disney Classics Collections®, Disney Traditions™, Disney®, Border Fine Arts™, Cherished Teddies®, Halcyon Days®, and Lilliput Lane™, among others. Further information is available on Enesco’s web site at www.enesco.com.

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